Press Release
SOURCE: Omnicare, Inc.

                  Omnicare Sells $375 Million of 8.125 % Senior
                               Subordinated Notes

COVINGTON, Ky., March 15 /PRNewswire/ -- Omnicare, Inc. (NYSE: OCR - news) today announced that it has sold at par $375 million of its 8.125% Senior Subordinated Notes due 2011 through a private placement. The offering is expected to close on March 20, 2001 and, at the same time, Omnicare anticipates that it will enter into a new $495 million revolving credit facility, which would replace its existing credit facilities.

      Omnicare intends to use the net proceeds of the note offering and borrowings under its proposed new credit facility to repay outstanding bank debt under its existing credit facilities, at which time the existing credit facilities would terminate. In addition, borrowings under the proposed new credit facility would be available for general corporate purposes, including the funding of potential healthcare acquisitions.

      The offering of the notes was made within the United States only to qualified institutional buyers, and outside the United States to non-U.S. investors.

      The notes have not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the notes.

      Omnicare, based in Covington, Kentucky, is a leading geriatric pharmaceutical care company. Omnicare is the nation's largest provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional health care providers. Omnicare also provides comprehensive clinical research services for the pharmaceutical and biotechnology industries in 23 countries worldwide.

      Statements in this press release concerning the note offering and the refinancing of Omnicare's bank debt and other statements that are not historical, are forward-looking statements that are estimates reflecting the best judgment of Omnicare based on currently available information. Such forward-looking statements involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated. Such risks, uncertainties, contingencies and other factors, many of which are beyond the control of Omnicare, include overall economic, financial and business conditions, trends for the continued growth of the businesses of Omnicare, the inability to close the note offering or the refinancing of bank debt due to internal or external factors and other risks and uncertainties described in Omnicare's reports and filings with the Securities and Exchange Commission.

For more information on Omnicare, Inc., via the Internet, including a full menu of news releases, visit www.omnicare.com or http://prnewswire.com/comp/136781.html .

SOURCE: Omnicare, Inc.